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                                  EXHIBIT 23.6

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Shareholders and Board of Directors
Nature' Sunshine Korea, Ltd.


We have audited the accompanying balance sheets of Nature's Sunshine Korea, Ltd. as of December 31, 2000 and 1999 and the related statements of income, statements of shareholders' equity and cash flows for the years then ended, expressed in Korean Won. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion, as independent accountants, on these financial statements as to whether they have been prepared in conformity with financial accounting principles generally accepted in the United States, based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nature's Sunshine Korea, ltd. as of December 31, 2000 and 1999 and the result of its operation, the change in its retained earnings and its cash flows for the years then ended in conformity with financial accounting principles generally accepted in the United States.


DAESUNG ACCOUNTING CORPORATION

Correspondent Firm of
GRANT THORNTON International

January 19, 2001

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